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                                                                 EXHIBIT 5.1


                                December 21, 2001




Great Lakes Aviation, Ltd.
1022 Airport Parkway
Cheyenne, Wyoming 82001

      RE:   GREAT LAKES AVIATION, LTD.
            1993 STOCK OPTION PLAN
            1993 DIRECTOR STOCK OPTION PLAN
            REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

      We are counsel to Great Lakes Aviation, Ltd., and Iowa corporation (the "Company"), in connection with 500,000 shares of common stock, $.01 par value (the "Common Stock") of the Company issuable upon exercise of options granted under the Company's 1993 Stock Option Plan (the "1993 Stock Option Plan") and 200,000 shares of Common Stock of the Company issuable upon exercise of options granted under the Company's 1993 Director Stock Option Plan (the "1993 Directors Stock Option Plan"), all of which are included in a Registration Statement on Form S-8 (the "Registration Statement").

      We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion the shares of Common Stock described above have been duly authorized by the Company and when duly executed and authenticated, paid for and delivered in accordance with the terms of the 1993 Stock Option Plan and the 1993 Director Stock Option Plan, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the above described Registration Statement.
                                          Very truly yours,

                                          /s/ BRIGGS AND MORGAN,
                                          Professional Association

                                          BRIGGS AND MORGAN,
                                          Professional Association